Exhibit 99

FARMERS & MERCHANTS BANCORP, INC.

NEWS

RELEASE

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FOR IMMEDIATE RELEASE January 18, 2013	CONTACT: Marty Filogamo Marketing Director (419) 446-2501

Farmers & Merchants Bancorp, Inc. Authorizes Stock Repurchase

ARCHBOLD, OHIO, January 18, 2013 – Farmers & Merchants Bancorp, Inc. (OTC Bulletin Board: FMAO) (the “Company”) announced today that its Board of Directors has authorized the repurchase of up to 200,000 shares (approximately 4.27%) of its outstanding shares of common stock commencing January 18, 2013 and ending December 31, 2013.

The stock repurchase plan authorizes the Company to make repurchases from time to time in the open market or in privately negotiated transactions at times and in such amounts as management deems appropriate. The Company’s shares are traded on the over the counter markets under the symbol “FMAO”. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. Repurchased common shares will be added to the Company’s treasury shares, and will be used for general corporate purposes. At January 18, 2013, the Company had 4,684,058 shares of common stock outstanding.

In adopting the repurchase plan, the Board of Directors expressed confidence in the Company’s performance, noted that the Company has sufficient capital available to internally fund such repurchases and stated its belief that such repurchases can enhance shareholder value.

ABOUT FARMERS & MERCHANTS BANCORP, INC.

With assets of approximately $945 million as of December 31, 2013, Farmers & Merchants Bancorp, Inc. is a bank holding company, whose banking subsidiary The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 19 offices with locations in Defiance, Fulton, Henry, Williams, & Wood counties of Northwest Ohio. In Northeast Indiana, they have offices located in DeKalb and Steuben counties.

SAFE HARBOR STATEMENT

Farmers & Merchants Bancorp, Inc. (the Company) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by the Company, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. The Company assumes no responsibility to update this information. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.